Filed pursuant to Rules 424(b)(3) and 424(c)
                                         Registration No. 333-24591


                       AYDIN CORPORATION

      Prospectus Supplement to Prospectus Dated April 16, 1997


     Reference is made to the Prospectus dated April 16, 1997 (the "Prospectus") relating to the offering of up to 596,927 shares (the "Shares") of Common Stock, $1.00 par value, of Aydin Corporation (the "Company") by EA Industries, Inc. as the selling stockholder.

     On April 29, 1997, the Company filed with the Securities and Exchange Commission a Form 8-K Current Report dated as of April 21, 1997 to report an adverse ruling by the California Court of Appeal that reversed a prior trial court judgment of declaratory relief that had been favorable to the Company regarding insurance coverage for the clean-up costs at a site formerly leased by the Company. As a result of this decision, the Company has recorded a non-cash charge of $2.6 million for the quarter ended March 29, 1997. A copy of the Form 8-K Current Report dated April 29, 1997 is attached to this Prospectus Supplement.

     This Prospectus Supplement should be read in conjunction with the Company s Prospectus dated April 16, 1997.

          The date of this Prospectus Supplement is April 29, 1997.

                                                 ATTACHMENT #1

                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549


                               Form 8-K

                            CURRENT REPORT


Pursuant to Sections 13 or 15 (d) of the Securities Exchange
Act of 1934

Date of Report (Date of earliest event reported) April 21, 1997


                           AYDIN CORPORATION
        (Exact name of registrant as specified in its charter)


   DELAWARE               1-7203         23-1686808
(State or other         (Commission    (IRS Employer
jurisdiction of         File Number)   Identification No.)
incorporation)
           700 Dresher Road, Horsham, PA              19044
      (Address of principal executive offices)        (Zip Code)

                            (215) 657-7510
         (Registrant's telephone number, including area code)

Item 5.   OTHER EVENTS

     Reference is made to Note J - "Commitments and Contingencies" in Registrant's Notes to Consolidated Financial Statements for the year ended December 31, 1996 set forth in Registrant's 1996 Annual Report to Stockholders, regarding an appeal by one of Registrant's insurance carriers from a declaratory judgment obtained by Registrant requiring that the insurance carrier pay clean-up costs in excess of the sum of $6.7 million that Registrant had received in settlement with its other three insurance carriers. Amounts paid by Registrant in excess of the $6.7 million recovered, $1.5 million, plus the discounted future costs of monitoring the site, $1.1 million, totaled $2.6 million.

     On April 21, 1997, the California Court of Appeal issued its decision in the case: Aydin Corporation, Respondent vs. First State Insurance Company, Appellant, No. A068910 (97 Daily Journal D.A.R. 5087), reversing the decision of the trial court that had entered a judgment of Declaratory Relief in favor of the Registrant regarding insurance coverage for the clean-up costs at a site formerly leased by Registrant. The Court of Appeal ruled that an "exception" to an exclusion in an insurance policy must be treated as part of the policy's coverage provision, and that the burden of proving the applicability of the exception be borne by the insured. It was therefore prejudicial error for the trial court to instruct the jury that it was the burden of the insurance company to prove the nonexistence of the policy coverage.

     The Registrant is reviewing the decision to determine whether a further appeal to the California Supreme Court will be made or allow the case to be returned to the trial court for a new trial.

     As a result of this decision, the Registrant has recorded a non-cash charge of $2.6 million for the First Quarter 1997.

                               SIGNATURE
   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         AYDIN CORPORATION

Dated: April 29, 1997                 By:/s/  Robert A. Clancy
                                              Robert A. Clancy
                                                 Secretary